(b) By-Laws of Transamerica Life Insurance and Annuity Company. 1/
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                                  REVISED

                                  BYLAWS

                   Bylaws for the regulation, except as
                   otherwise provided by statute or its
                       Articles of Incorporation, of

             TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY,
                       a North Carolina corporation

                                 ARTICLE I

                       ANNUAL SHAREHOLDERS' MEETING

          The annual meeting of the shareholders of Transamerica Life Insurance and Annuity Company (the "Company") shall be held on the first Tuesday in March of each year, if not a legal holiday, in which case the annual meeting shall be on the next business day following, at 10:00 a.m., for the purpose of electing directors and for the transaction of such other business as may be brought before the meeting.

                                ARTICLE II

                            BOARD OF DIRECTORS

          The number of directors of the Company shall be not less than nine (9) nor more than seventeen (17). The exact number of directors shall be fixed, within the limits specified, by a resolution adopted by the Board of Directors or by the shareholders.

                                ARTICLE III

                          CHIEF EXECUTIVE OFFICER

          The Board of Directors shall from time to time designate one of the officers of the Company to be the Chief Executive Officer.

                                ARTICLE IV

                                  GENERAL

          Except as is expressly set forth herein, this Company shall be governed by the applicable statutes of the North Carolina Business Corporation Act, together with any amendments to said Act as enacted from time to time, as though said statutes had been fully set forth herein.


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                 ARTICLES OF REDOMESTICATION AND RESTATEMENT OF
                TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY


          The undersigned, TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY (the "Corporation"), hereby submits these Articles of Redomestication and Restatement for the purposes of changing the domicile of the Corporation from the State of California to the State of North Carolina, integrating into one document its original articles of incorporation and all amendments thereto and also for the purpose of amending its articles of incorporation.

          1. The name of the Corporation is TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY. The location of the home office of the Corporation is NationsBank Corporate Center, 100 N. Tryon Street, Suite 2500, Charlotte, Mecklenburg County, North Carolina, 28202-4004.

          2. Attached hereto as an exhibit are the amended and restated articles of incorporation which contain amendments to the articles of incorporation requiring shareholder approval.

          3.  The  amended  and  restated   articles  of  incorporation  of  the
Corporation were adopted by its sole shareholder on the 11th day of August, 1994, in the manner prescribed by law.

          4. The number of shares of the Corporation outstanding at the time of such adoption was 15,000; the number of shares entitled to be cast thereon was 15,000; and the number of votes indisputably represented at the meeting of shareholder was 15,000.

          5. The number of votes cast for the amended and restated articles of incorporation was 15,000. No votes were cast against the amended and restated articles.

          6.   These articles are effective on November 7, 1994.

          Executed on this the 1st day of November, 1994.

               TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY

               By:__________________________________
                    Nooruddin Veerjee, President


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